Exhibit 5.03

Clarke Heidrick
512.480.5636
512.480.5836 (fax)
cheidrick@gdhm.com

Mailing Address:
P.O. Box 98
Austin, TX 78767-9998

August 10, 2011

Southwestern Public Service Company
Tyler at Sixth Street
Amarillo, TX 79101

Ladies and Gentlemen:

We have acted as local counsel for Southwestern Public Service Company, a New Mexico corporation (the “Company”), in connection with (i) the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the proposed transactions described in the Prospectus Supplement dated August 3, 2011 (the “August 3 Prospectus Supplement”) and the Prospectus dated July 29, 2011 (the “July 29 Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $200,000,000 aggregate principal amount of the Company’s 4.50% First Mortgage Bonds, Series No. 1 due 2041 (the “Mortgage Bonds”).  The Mortgage Bonds are to be issued under the Indenture dated as of August 1, 2011 entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1 dated as of August 3, 2011 (such Indenture and such Supplemental Indenture referred to herein collectively as the “Indenture”), and sold pursuant to the Underwriting Agreement dated August 3, 2011 between the Company and the Underwriters named therein (the “Underwriting Agreement”).

We have examined the Registration Statement, the July 29 Prospectus, the August 3 Prospectus Supplement, the Indenture and the Mortgage Bonds and have reviewed and relied upon such other documents, records, certifications and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that:

1.	the Indenture, to the extent Texas law is applicable thereto, is a valid and binding obligation of the Company with respect to the issuance of the Mortgage Bonds under the Registration Statement; and

2.
upon the due authentication by the Trustee of the Mortgage Bonds pursuant to the Indenture, the Mortgage Bonds, to the extent Texas law is applicable thereto, will be valid and binding obligations of the Company;

Southwestern Public Service Company
August 10, 2011

except, that, to the extent they relate to the validity, binding effect or enforceability of provisions of the Indenture or the Mortgage Bonds, each of the foregoing opinions is limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, voidable preference, receivership and other laws of general application affecting creditors’ rights and laws affecting the rights of mortgagees and other secured parties generally and state laws which affect the enforcement of certain remedial provisions, and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law.  We express no opinion as to the enforceability or effect in the Indenture or the Mortgage Bonds of (i) any provision that authorizes one party to act as attorney-in-fact for another party; (ii) any provision waiving legal or equitable defenses or other procedural, judicial or substantive rights; or (iii) any provision that unreasonably restricts the ability of the Company to transfer any property.

The foregoing opinions assume that (a) the Trustee shall have satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture enforceable against it, (b) the Trustee and the holders of the Mortgage Bonds issued under the Indenture shall have complied with all legal requirements pertaining to their status as such status relates to their rights to enforce the Indenture and Mortgage Bonds against the Company, (c) the Company has obtained all governmental and third party authorizations, consents and approvals and has made all filings and registrations required to enable it to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Indenture and the Mortgage Bonds, including without limitation an order of the New Mexico Public Regulatory Commission authorizing and approving the issuance and sale of the Mortgage Bonds, and such execution, delivery, performance and consummation does not, and at all relevant times will not, violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon the Company or its properties, and (d) the Mortgage Bonds will be issued upon receipt by the Company of the consideration therefor specified in the Underwriting Agreement.

We have further assumed that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The opinions herein expressed are limited to the specific issues addressed and to documents and laws existing on the date hereof.  By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

Our opinions set forth herein are limited to the laws of the State of Texas of general application.  We have assumed that the choice of law to govern the Indenture and the Mortgage Bonds will be upheld.  As to all matters governed by the laws of the State of New Mexico, we have relied, with the Company’s consent, upon the opinion of even date herewith addressed to the Company by Brownstein Hyatt Farber Schreck, LLP, local counsel to the Company, and we have made no independent examination of the laws of such State.  All assumptions, qualifications and exceptions in such opinion and incorporated herein by reference.

Southwestern Public Service Company
August 10, 2011

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

GRAVES, DOUGHERTY, HEARON & MOODY
A Professional Corporation

By:	/s/ Clarke Heidrick
Clarke Heidrick

RCH/bs

Enclosure